UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/05/2008

Owens Corning
(Exact name of registrant as specified in its charter)

Commission File Number:  1-33100

Delaware	43-2109021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Owens Corning Parkway
Toledo, OH 43659
(Address of principal executive offices, including zip code)

(419) 248-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2008, David J. Lyon was elected to the Owens Corning Board of Directors. Mr. Lyon was also named to the Finance Committee of the Board of Directors. Mr. Lyon is a Vice President of D. E. Shaw & Co., L.P. ("DESCO"), affiliates of which beneficially own more than ten percent of Owens Corning's outstanding common stock (the "DES Affiliates"). Mr. Lyon was elected to fill the Board vacancy created on February 5, 2008 by the resignation of Marc Sole, who recently stepped down as a Senior Vice President of DESCO. Mr. Sole was one of two Owens Corning Directors (the "Bondholder Designated Directors") initially designated by a committee representing the DES Affiliates and certain other holders of a prior issue of bonds of a predecessor of Owens Corning. Under Owens Corning's Bylaws, the remaining Bondholder Designated Director, Daniel K. K. Tseung, was entitled to designate a replacement Director to fill the vacancy on Owens Corning's Board of Directors created by Mr. Sole's resignation. Following Mr. Tseung's designation of Mr. Lyon to fill such vacancy, the Owens Corning Board of Directors elected Mr. Lyon at its meeting on February 7, 2008. Upon his election, Mr. Lyon became eligible for Owens Corning's standard plans, contracts and arrangements for non-management Directors.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owens Corning

Date: February 07, 2008	By:	/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General Counsel and Secretary